Exhibit 4.6

FISCAL AND PAYING AGENCY AGREEMENT

Between

BANK OF SMITHTOWN,

Issuer

and

WILMINGTON TRUST COMPANY,

Fiscal and Paying Agent

Dated as of

July 27, 2009

11% Subordinated Notes

Due July 1, 2019

ii

This Fiscal and Paying Agency Agreement (as may be amended, supplemented or otherwise modified from time to time, and together with all Exhibits hereto, this “Agreement”) is dated as of July 27, 2009 between BANK OF SMITHTOWN, a New York state-chartered bank (the “Issuer”), and WILMINGTON TRUST COMPANY, a banking corporation organized under laws of the State of Delaware (the “Fiscal and Paying Agent”).

WHEREAS, the Issuer has, by subscription agreements with certain investors dated as of July 27,2009, agreed to issue $14,000,000 aggregate principal amount of the Issuer’s 11% Subordinated Notes due July 1, 2019 (the “Subordinated Notes”); and

WHEREAS, the Issuer desires to appoint the Fiscal and Paying Agent as calculation, fiscal and paying agent of the Issuer with respect to the preparation, authentication, delivery, registration and payment of the Subordinated Notes;

NOW, THEREFORE, the parties agree as follows:

ARTICLE I

APPOINTMENT

Section 1.1 Appointment of Fiscal and Paying Agent. The Fiscal and Paying Agent is hereby appointed by the Issuer as fiscal and paying agent for the Subordinated Notes on the terms and conditions specified in this Agreement, and the Fiscal and Paying Agent hereby accepts such appointment. The Issuer hereby appoints the Fiscal and Paying Agent as calculation agent for the Subordinated Notes, and the Fiscal and Paying Agent hereby accepts such appointment. The Issuer hereby appoints the Fiscal and Paying Agent as registrar for the Subordinated Notes, and the Fiscal and Paying Agent hereby accepts such appointment.

ARTICLE II

THE SUBORDINATED NOTES

Section 2.1 Issuance and Form of Subordinated Notes. The Issuer represents and warrants that the Subordinated Notes will be initially issued only to persons who are institutional “accredited investors” within the meaning of Rule 501(a)(l), (2), (3) or (7) (“Institutional Accredited Investors”) promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (“Securities Act”). The Subordinated Notes will be represented by one or more certificates, each such certificate hereinafter called a “Subordinated Note Certificate.” All Subordinated Note Certificates shall be in substantially the form attached hereto as Exhibit A, the provisions of which are expressly incorporated into and made a part of this Agreement, and may have such appropriate insertions, omissions, variations or substitutions as are required or permitted by, and not inconsistent with, this Agreement, and may also have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with any applicable law or with any applicable rules or regulations made pursuant thereto or with the rules or regulations of any securities exchange or governmental agency or as may, consistently herewith, be determined by the officers of the Issuer executing such Subordinated Note Certificates, as evidenced by their execution thereof.

Section 2.2 Certificates of Authorized Representatives of the Issuer. The Issuer shall furnish the Fiscal and Paying Agent with a certificate of the Issuer certifying the incumbency and specimen signatures of representatives of the Issuer authorized to instruct the Fiscal and Paying Agent regarding the completion and delivery of the Subordinated Note Certificates (each, an “Authorized Representative”). Until the Fiscal and Paying Agent receives a subsequent incumbency certificate of the Issuer, the Fiscal and Paying Agent shall be entitled to rely on the last such certificate delivered to it to determine the Authorized Representatives.

Section 2.3 Completion, Authentication and Delivery.

(a) All Subordinated Note Certificates shall be issued and delivered in accordance with this Agreement and the Subordinated Note Certificates. Notwithstanding the foregoing, the Fiscal and Paying Agent shall not be required to perform any duties on any day that is not a Business Day (as hereinafter defined). All instructions regarding the completion and delivery of Subordinated Note Certificates shall be given by an Authorized Representative by telex, telecopy, E-mail or other means acceptable to the Fiscal and Paying Agent. Upon receipt of instructions as described in the preceding sentence and the Subordinated Note Certificate or Notes executed by the Issuer (which signature may be facsimile), the Fiscal and Paying Agent shall:

(i) if so instructed, complete such Subordinated Note Certificate or Notes representing one or more Subordinated Notes in accordance with such instructions;

(ii) manually authenticate such Subordinated Note Certificate or Notes by any one of the officers or employees of the Fiscal and Paying Agent duly authorized and designated by it for such purpose; and

(iii) deliver such Subordinated Note Certificate or Notes pursuant to the Issuer’s instructions.

(b) If any Subordinated Note Certificate has been executed on behalf of the Issuer by one of its officers who was duly authorized for such purpose but who is not so designated at the time said Subordinated Note Certificate is to be paid, the Subordinated Note Certificate shall be paid by the Issuer, and the Fiscal and Paying Agent is hereby authorized to apply funds received from the Issuer for such, payment notwithstanding that the authority of said officer has been terminated between the time of execution and the time of payment.

(c) If a discrepancy exists between the instructions as originally received by the Fiscal and Paying Agent and any subsequent written confirmation thereof, such original instructions will be deemed controlling if action has already been taken in reliance on such original instructions. The Fiscal and Paying Agent shall give notice to the Issuer of any such discrepancy known to it promptly upon the receipt of such subsequent written confirmation.

(d) All instructions regarding completion and delivery of Subordinated Note Certificates must be received by the Fiscal and Paying Agent by 11:00 a.m., New York City time, on the second Business Day preceding the original issue date as set forth in Section 2.6(c) or such other time as the Fiscal and Paying Agent may determine. For purposes hereof, the term “Business Day” shall mean any day that is not a Saturday or Sunday and that, in the City of New

York, New York, Wilmington, Delaware or the State of New York, is not a day on which banking institutions are generally authorized or obligated by law to close.

(e) The Fiscal and Paying Agent shall incur no liability to the Issuer or to any other person or entity, including any holder, purchaser, transferor or transferee of Subordinated Notes, in acting or refraining from taking any action hereunder upon instructions contemplated hereby that the recipient thereof believed in good faith to have been given by an Authorized Representative.

(f) Each instruction given to the Fiscal and Paying Agent in accordance with this Section 2,3 shall constitute a representation and warranty to the Fiscal and Paying Agent by the Issuer that the issuance and delivery of the Subordinated Note Certificate or Subordinated Note Certificates to which the instruction relates have been duly and validly authorized by the Issuer, that such Subordinated Note Certificate or Subordinated Note Certificates when completed, executed, authenticated and delivered pursuant hereto, will constitute valid and legally binding obligations of the Issuer, that the Fiscal and Paying Agent’s appointment to act for the Issuer hereunder has been duly authorized by all necessary corporate action of the Issuer, and that the Fiscal and Paying Agent shall be fully defended and indemnified as provided in Section 4.2 hereunder in connection with any liability arising out of or related to any action taken by the Fiscal and Paying Agent in good faith reliance on such instruction.

(g) The Issuer hereby represents and warrants to the Fiscal and Paying Agent that:

(i) The Issuer is duly formed and validly existing as a state-chartered bank in good standing under the laws of the State of New York, with power and authority to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted.

(ii) The Issuer has the power and authority to execute and deliver this Agreement and to carry out its terms, and the execution, delivery and performance of this Agreement has been duly authorized by the Issuer by all necessary action.

(iii) The Issuer has duly executed and delivered this Agreement, and this Agreement constitutes a legal, valid and binding obligation of the Issuer, enforceable against the Issuer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization and other similar laws affecting the enforcement of creditors’ rights in general and by general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.

(iv) The consummation of the transactions contemplated by this Agreement and the fulfillment of the terms hereof do not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the articles of incorporation or bylaws of the Issuer, or any indenture, agreement or other instrument to which the Issuer is a party or by which it is bound, (ii) result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement or other instrument or (iii) violate any law or, to the best of the Issuer’s knowledge, any order, rule or regulation applicable to the Issuer of any court or of any federal or state regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Issuer or its properties where such violation would have a material adverse effect on the assets, results of operation or financial condition of the Issuer.

(v) There are no proceedings or investigations pending or, to the Issuer’s best knowledge, threatened before any court, regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Issuer or its properties (i) asserting the invalidity of this Agreement or the Subordinated Notes, (ii) seeking to prevent the issuance of the Subordinated Notes or the consummation of any of the transactions contemplated by this Agreement or the Subordinated Notes, or (iii) seeking any determination or ruling that might materially and adversely affect the performance by the Issuer of its obligations under, or the validity or enforceability of, this Agreement.

Section 2.4 Denominations. Except as provided in Section 2.5(b), the Subordinated Note Certificates shall be issuable only in certificated form, without coupons, in denominations of $250,000 and any amount in excess thereof that is a whole multiple of $1,000. Payment and other terms related to such Subordinated Notes will be as set forth on the face thereof.

Section 2.5 Transfer and Exchange of Subordinated Notes.

(i) Transfer of Subordinated Note. The registered holder of any Subordinated Note may transfer the same in whole or in part only in denominations of $250,000 or any amount in excess thereof that is a whole multiple of $1,000 by surrendering at the office of the Fiscal and Paying Agent such Subordinated Note with the form of transfer thereon duly endorsed by the registered holder thereof or his attorney-in-fact duly authorized in writing. The Subordinated Notes are not transferable by the registered holder except for a transfer made to an Institutional Accredited Investor. Upon receipt by the Fiscal and Paying Agent of (A) Subordinated Notes properly presented for transfer, (B) an order signed by an Authorized Representative of the Issuer for the authentication and delivery of Subordinated Notes and confirming that all conditions precedent thereto under this Agreement have been satisfied, along with a copy of an executed transferee letter in the form of Exhibit B hereto given by the transferee and (C) Subordinated Notes executed by the Issuer in a sufficient quantity to the Fiscal and Paying Agent, which delivery shall be made no later than 30 days after the first date on which the Subordinated Notes were submitted for transfer at the office of the Fiscal and Paying Agent, the Fiscal and Paying Agent shall promptly authenticate and deliver to the transferee, or send by mail (at the risk of the transferee) to such address as the transferee may request in writing, Subordinated Notes registered in the name of such transferee, for the same aggregate principal amount as was transferred. In the case of the transfer of any Subordinated Notes in part, the Fiscal and Paying Agent shall also promptly authenticate and deliver to the transferor or send by mail (at the risk of the transferor) to such address as the transferor may request in writing, Subordinated Notes registered in the name of the transferor, for the aggregate principal amount that was not transferred. No transfer of any Subordinated Notes may be made unless the request for such transfer is made by the registered holder or by a duly authorized attorney-in fact of such holder at the office of the Fiscal and Paying Agent. In no event will the Fiscal and Paying Agent be liable for the costs and expenses of printing, preparing or delivering any Subordinated Notes.

(ii) Exchange of Subordinated Note. At the option of the registered holder on request confirmed in writing and subject to applicable laws and regulations and to the terms set forth in the Subordinated Note, Subordinated Notes may be exchanged for Subordinated Notes of any authorized denominations and of equal aggregate principal amount, upon surrender of the Subordinated Notes to be exchanged at the office of the Fiscal and Paying Agent. Whenever any Subordinated Note is so surrendered for exchange, together with a written request for exchange, the Issuer shall execute, and the Fiscal and Paying Agent shall promptly authenticate and deliver, Subordinated Notes which the holder making the request for exchange is entitled to receive.

Section 2.6 Registration, Registration of Transfer and Exchange.

(a) The Fiscal and Paying Agent shall, so long as any of the Subordinated Notes remain outstanding, maintain all records as may be customary, including all forms of transfer for the Subordinated Notes and shall:

(i) Keep at its corporate trust office a register (the “Security Register”) in such form as the Fiscal and Paying Agent may determine, in which, subject to such reasonable regulations as it may prescribe, it shall provide for the registration of the Subordinated Notes and registration of transfer thereof, and

(ii) Maintain records showing for each outstanding Subordinated Note the principal amount, maturity date, interest rate and other terms thereof, and all subsequent transfers and consolidations or exchanges.

(b) All Subordinated Notes presented for registration of transfer shall be duly endorsed or be accompanied by a written instrument of transfer.

(c) Each Subordinated Note shall bear the original issue date of July 27, 2009, which shall remain the same for all Subordinated Notes subsequently issued upon registration of transfer, exchange or substitution of such original Subordinated Note regardless of the date of issuance of any such subsequently issued Subordinated Note.

Section 2.7 Persons Deemed Owners. Prior to due presentment of a Subordinated Note for registration of transfer, the Issuer, the Fiscal and Paying Agent and any agent of the Issuer or the Fiscal and Paying Agent may treat the person in whose name such Subordinated Note is registered as the owner of the Subordinated Note for receiving payments of principal and interest, if any, and for all other purposes whatsoever, whether or not such Subordinated Note be overdue, and neither the Issuer nor the Fiscal and Paying Agent shall be affected by notice to the contrary.

Section 2.8 Mutilated, Lost, Stolen or Destroyed Subordinated Note Certificates. If (a) any mutilated Subordinated Note shall be surrendered to the Fiscal and Paying Agent, or if the Fiscal and Paying Agent shall receive evidence to its satisfaction of the destruction, loss or theft of any Subordinated Note and (b) there shall be delivered to the Fiscal and Paying Agent and the Issuer such security or indemnity as may be required by them to save each of them harmless, then, in the absence of the Issuer having notice that such Subordinated Note has been acquired by a protected purchaser, the Issuer shall execute and the Fiscal and Paying Agent shall authenticate and deliver, in exchange for, or in lieu of, any such mutilated, destroyed, lost or stolen Subordinated Note, a new Subordinated Note, of like tenor and denomination. In connection with the issuance of any new Subordinated Note under this Section 2.8, the Issuer or the Fiscal and Paying Agent may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith, Any duplicate Subordinated Note issued pursuant to this Section 2.8 shall constitute conclusive evidence of ownership of such Subordinated Note, as if originally issued, whether or not the lost, stolen or destroyed Subordinated Note shall be found at any time.

Section 2.9 Subordinated Notes Acquired by the Issuer. If the Issuer shall acquire any of the Subordinated Notes, such acquisition shall not operate as a satisfaction of the indebtedness or rights represented by such Subordinated Notes unless and until the same are delivered or surrendered to the Fiscal and Paying Agent by the Issuer with written instructions signed by an Authorized Representative directing their cancellation.

Section 2.10 Repayment Prior to Maturity. The Subordinated Notes may not be repaid prior to the Maturity Date, whether pursuant to an acceleration upon an event of default or otherwise, without the prior written approval of the Federal Deposit Insurance Corporation (the “FDIC”) and the Superintendent of the New York Banking Department (the “Superintendent”). Promptly following the receipt of any notice of acceleration, the Issuer will apply to the FDIC and the Superintendent for prior written approval of repayment prior to maturity. If the Issuer obtains such prior written approval, the Issuer shall notify the holders of Subordinated Notes and the Fiscal and Paying Agent of the consent of the FDIC and the Superintendent and arrange for prompt repayment.

Section 2.11 Optional Redemption. The Subordinated Notes may be redeemed as set forth in the Subordinated Note Certificate. The Fiscal and Paying Agent shall publish at the request and expense of the Issuer any notice to holders of Subordinated Notes requested by the Issuer in connection with any such redemption and of the principal amount of Subordinated Notes to be redeemed. Such notice shall specify the date fixed for redemption, the redemption price and the manner in which redemption will be effected. In addition, the Fiscal and Paying Agent shall send to each holder of the Subordinated Notes that are called for redemption, at its address shown in the Security Register, a copy of such notice together with details of such-holder’s Subordinated Notes called for redemption.

Section 2.12 CUSIP Numbers. The Issuer in issuing the Notes may use “CUSIP” numbers (if then generally in use), and, if so, the Fiscal and Paying Agent shall use “CUSIP” numbers in notices of prepayment and other similar or related materials as a convenience to Holders; provided, that any such notice or other materials may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of prepayment or other materials and that reliance may be placed only on the other identification numbers printed on the Notes, and any such prepayment shall not be affected by any defect in or omission of such numbers.

ARTICLE III

THE FISCAL AND PAYING AGENT

Section 3.1 Payment of Subordinated Notes. Payment of the principal and interest payable on the date of maturity of any Subordinated Note will be made by wire transfer in immediately available funds to a bank account in the United States designated by the holder, upon presentation and surrender of such Subordinated Note at the office of the Fiscal and Paying Agent in Wilmington, Delaware, or at such other place or places as the Fiscal and Paying Agent shall designate by notice to the holder, provided that such Subordinated Note is presented to the Fiscal and Paying Agent in time for the Fiscal and Paying Agent to make such payments in such funds in accordance with its normal procedures. Payments of interest (other than interest payable on the date of maturity) will be made by check or by wire transfer in immediately available funds to the person entitled thereto, as such person’s address appears on the Security Register. The Fiscal and Paying Agent shall have no obligation to use its own funds for any such payment or for any other purpose pursuant to this Agreement.

Section 3.2 Information Regarding Amounts Payable and Computation of Interest. The Fiscal and Paying Agent shall, as soon as practicable after each record date for the payment of interest (other than interest payable at maturity) on the Subordinated Notes but not later than five days preceding the related interest payment date, notify the Issuer of the interest to be paid on such Subordinated Note on the related interest payment date. In addition, by the 15th day of the month immediately preceding the month in which the Subordinated Notes will mature, the Fiscal and Paying Agent shall furnish to the Issuer a list showing for each Subordinated Note issued by the Issuer the principal and interest payable at maturity on each such Subordinated Note.

Section 3.3 Deposit of Funds. The Issuer shall deposit by 11:00 a.m., New York City time, with the Fiscal and Paying Agent (i) on each interest payment date of the Subordinated Notes an amount in immediately available funds sufficient to pay the interest due on such date and (ii) on the maturity date of each such Subordinated Note an amount in immediately available funds sufficient to pay the principal of such Subordinated Note and the interest accrued thereon to such maturity date.

Section 3.4 Money for Subordinated Note Payments to Be Held in Trust.

(a) In acting under this Agreement and in connection with the Subordinated Notes, the Fiscal and Paying Agent is acting not in its individual capacity, but solely as agent of the Issuer and does not assume any relationship of agency or trust for or with any of the holders of the Subordinated Notes, except that, subject to the provisions of subsection (b) of this Section 3.4, all money deposited with the Fiscal and Paying Agent pursuant to Section 3.3 shall be held by it in trust for the benefit of the registered holders of the Subordinated Notes entitled thereto until such money is paid to such holders of the Subordinated Notes in accordance with the provisions of the Subordinated Notes and this Agreement or otherwise disposed of as provided herein but such money need not be segregated from other funds except to the extent required by law.

(b) Any money deposited with the Fiscal and Paying Agent for the payment of the principal of or interest on any Subordinated Note that remains unclaimed for two years after such principal or interest has become due and payable shall be paid to the Issuer, upon its written request, and holders of the Subordinated Notes shall thereafter, as unsecured general creditors, look only to the Issuer for payment thereof, and all liability of the Fiscal and Paying Agent with respect to such money shall thereupon cease. The Issuer hereby assumes full responsibility for compliance with all applicable escheat and other laws governing unclaimed property and shall defend, hold harmless and indemnify the Fiscal and Paying Agent from and against any and all claims and liabilities arising out of or related to any money having been paid to the Issuer under this Section 3.4.

Section 3.5 Additional Responsibilities. Unless the Fiscal and Paying Agent has entered into a separate written agreement that specifically addresses the standard of care with respect to the duties discussed by this Section 3.5, if the Issuer shall ask the Fiscal and Paying Agent to perform any duties not specifically set forth in this Agreement as duties of the Fiscal and Paying Agent (the “Additional Responsibilities”) and the Fiscal and Paying Agent chooses to perform such Additional Responsibilities, the Fiscal and Paying Agent shall be held to the same standard of care and shall be entitled to all the protective provisions (including, but not limited to, indemnification) set forth herein.

ARTICLE IV

CONDITIONS OF FISCAL AND PAYING AGENT’S OBLIGATIONS

Section 4.1 Liability. The Fiscal and Paying Agent’s duties are ministerial in nature and the Fiscal and Paying Agent shall not have any liability hereunder except in the case of its negligence or willful misconduct. The duties and obligations of the Fiscal and Paying Agent shall be determined by the express provisions of this Agreement and it shall not be liable except for the performance of such duties and obligations as are specifically set forth herein, including any Additional Responsibilities that the Fiscal and Paying Agent shall agree to perform, and no implied covenants shall be read into this Agreement against it. Except for its obligations set forth in Section 6.6 hereof, the Fiscal and Paying Agent shall have no responsibility in the case of any default by the Issuer in the performance of the covenants contained in the Subordinated Notes. The Fiscal and Paying Agent shall not be required to ascertain whether any issuance or sale of Subordinated Notes (or any amendment or termination of this Agreement) has been duly authorized or is in compliance with any other agreement to which the Issuer is a party (whether or not the Fiscal and Paying Agent is also a party to such other agreements).

Section 4.2 Indemnification. The Issuer agrees to defend, indemnify and hold harmless the Fiscal and Paying Agent, its officers, directors, employees and agents from and against all losses, liabilities, obligations, claims, damages, costs and expenses of any kind or nature whatsoever (including, without limitation, reasonable legal fees and expenses) relating to or arising out of its performance of the Fiscal and Paying Agent’s duties under this Agreement, except to the extent they are caused by the negligence or willful misconduct of the Fiscal and

Paying Agent, provided, however, that no action taken or refrained to be taken in good faith reliance upon and in conformance with the Issuer’s instructions shall be deemed negligence or willful misconduct. The provisions of this Section 4.2 and any other defense, hold harmless and indemnification obligations under this Agreement shall survive the termination of this Agreement, including any termination pursuant to any applicable federal or state bankruptcy law, to the extent enforceable under applicable law, and shall survive the resignation or removal of the Fiscal and Paying Agent while remaining applicable to any action taken or omitted by the Fiscal and Paying Agent while acting pursuant to this Agreement.

Section 4.3 Officers’ Certificate. Any instruction given by the Issuer to the Fiscal and Paying Agent under this Agreement shall be in the form of an Officers’ Certificate. For the purposes of this Agreement, “Officers’ Certificate” means a certificate signed by an Authorized Representative and delivered to the Fiscal and Paying Agent setting forth the specific instruction and confirming that the instructed action is in compliance with this Agreement and all applicable laws, and that all conditions precedent to such action have been satisfied hereunder.

Section 4.4 Opinion of Counsel and Officers’ Certificate. The Fiscal and Paying Agent may at any time request and shall be protected in acting upon the advice or opinion of its counsel (which shall not include in-house counsel) or an Officers’ Certificate concerning its duties hereunder, and shall be free to act in good faith upon such advice, opinion or certificate, and shall be relieved of any liability under this Agreement in so acting.

Section 4.5 Other Rights of the Fiscal and Paying Agent. Notwithstanding anything to the contrary in this Agreement,

(a) the Fiscal and Paying Agent shall only make payments hereunder to the extent it has actually received funds from the Issuer for such purposes;

(b) in paying Subordinated Notes hereunder, the Fiscal and Paying Agent shall be acting as a conduit and shall not be paying Subordinated Notes for its own account or with its own funds, and in the absence of written notice from the Issuer to the contrary, the Fiscal and Paying Agent shall be entitled to assume that any Subordinated Note presented to it, or deemed presented to it, for payment, is entitled to be so paid;

(c) the Fiscal and Paying Agent may become a purchaser, holder, transferor or may otherwise own, hold or transfer any beneficial interest in any Subordinated Notes and may commence or join in any action that a beneficial owner of a Subordinated Note is entitled to take without any conflict with its responsibilities pursuant to this Agreement;

(d) the Fiscal and Paying Agent shall not be required to invest or pay interest on any funds delivered to it pursuant to this Agreement;

(e) the Fiscal and Paying Agent shall not be responsible for the sufficiency of this Agreement or the correctness of any recital of any party other than the Fiscal and Paying Agent that is stated herein or in the Subordinated Notes or in any offering materials and makes no representations as to the validity of the Subordinated Notes and shall incur no responsibility in respect thereto;

(f) the Fiscal and Paying Agent shall be protected in acting or refraining from acting upon any notice, order, requisition, request, consent, certificate, order, opinion (including an opinion of counsel, Officers’ Certificate (as defined in Section 4.3 hereof) or both), affidavit, letter, telegram or other paper or document in good faith deemed by it to be genuine and correct and to have been signed or sent by the proper person or persons;

(g) any action taken by the Fiscal and Paying Agent pursuant to this Agreement upon the request or authority or consent of any person who at the time of making such request or giving such authority or consent is the holder of any Subordinated Note shall be conclusive and binding upon all future holders of the same Subordinated Note and all Subordinated Notes issued in exchange therefor or in place thereof;

(h) if the Fiscal and Paying Agent is unsure of the course of action to be taken by it hereunder, the Fiscal and Paying Agent may request instructions from the Issuer and to the extent the Fiscal and Paying Agent follows such instructions in good faith it shall not be liable to any Person. If no instructions are provided within the time requested by the Fiscal and Paying Agent, it shall have no duty or liability for its failure to take any action or for any action it takes in good faith; and

(i) the Fiscal and Paying Agent shall incur no liability to anyone in acting upon any document reasonably believed by it to be genuine and to have been signed by the proper person or persons. The Fiscal and Paying Agent may accept a certified copy of a resolution of the board of directors or other governing body of any corporate party as conclusive evidence that such resolution has been duly adopted by such body and that the same is in full force and effect. As to any fact or matter the manner of ascertainment of which is not specifically prescribed herein, the Fiscal and Paying Agent may for all purposes hereof rely on a certificate, signed by the Issuer, as to such fact or matter, and such certificate shall constitute full protection to the Fiscal and Paying Agent for any action taken or omitted to be taken by it in good faith in reliance thereon.

Section 4.6 Compensation of the Fiscal and Paying Agent. The Issuer agrees to pay the Fiscal and Paying Agent compensation for all services rendered by the Fiscal and Paying Agent hereunder in such amounts and payable at such times as the Issuer and the Fiscal and Paying Agent may agree to and to promptly reimburse the Fiscal and Paying Agent for all reasonable out-of-pocket expenses (including reasonable counsel fees and expenses), disbursements and advances incurred or made by the Fiscal and Paying Agent in the performance of its duties hereunder and the Fiscal and Paying Agent will use reasonable efforts to promptly notify the Issuer in writing or electronically of its determination after the date hereof to engage outside counsel. The obligation of the Issuer pursuant to this Section 4.6 shall survive the termination of this Agreement, including any termination pursuant to any federal or state bankruptcy law, to the extent enforceable under applicable law, and the resignation or removal of the Fiscal and Paying Agent.

ARTICLE V

RESIGNATION OR REMOVAL OF FISCAL AND PAYING AGENT

Section 5.1 Resignation or Removal. The Fiscal and Paying Agent may at any time resign from its duties hereunder by giving written notice of resignation to the Issuer specifying the date on which such resignation shall become effective; provided, however, that, except in the case of removal due to the Fiscal and Paying Agent’s breach of its obligations hereunder, such date shall not be less than 30 Business Days after such notice is given to the Issuer. The Issuer may at any time remove the Fiscal and Paying Agent by giving written notice of removal to the Fiscal and Paying Agent specifying the date on which such removal shall be effective; provided, however, that such date shall be not less than 30 Business Days after such notice is given to the Fiscal and Paying Agent. Any removal or resignation hereunder shall not affect the Fiscal and Paying Agent’s right to the payment of fees earned or charges incurred through the effective date of such removal or resignation, as the case may be. Under such circumstances, the Issuer may appoint a new fiscal and paying agent in respect of the Subordinated Notes or undertake to perform at the Issuer any or all of the functions of the Fiscal and Paying Agent under this Agreement. The Issuer shall notify, or cause the Fiscal and Paying Agent to notify, the holders of the Subordinated Notes of the appointment of any successor Fiscal and Paying Agent or the undertaking of the Issuer to perform the functions of the Fiscal and Paying Agent.

Section5.2 Successor Fiscal and Paying Agent. Upon the effective date of such resignation or removal, the Fiscal and Paying Agent shall deliver any funds then held by it pursuant to Section 3.4(a) to the successor appointed by the Issuer to serve as fiscal and Paying agent for the Subordinated Notes and all liability of the Fiscal and Paying Agent with respect to such funds shall thereupon cease. The Fiscal and Paying Agent shall also provide such successor with a copy of its records relating to the Subordinated Notes as such successor shall reasonably request. However, the Fiscal and Paying Agent may retain for archival purposes copies of any records turned over. If such successor has not been appointed by the Issuer by the effective date of such resignation or removal, the Fiscal and Paying Agent may petition any court of competent jurisdiction, at the Issuer’s expense (including the reasonable compensation, expenses, disbursements and advances of the Fiscal and Paying Agent, its agents and counsel approved by the Issuer, such approval not to be unreasonably withheld), for the appointment of a successor Fiscal and Paying Agent, and shall pay such funds and deliver such records to the person or persons appointed by such court of competent jurisdiction to act as fiscal and paying agent with respect to the Subordinated Notes. The delivery, transfer and assignment of such funds and records by the Fiscal and Paying Agent to its successor shall be sufficient, without the requirement of any additional act or the requirement of any indemnity to be given by the Fiscal and Paying Agent to relieve the Fiscal and Paying Agent of all further responsibility for the exercise in good faith of the rights or the performance in good faith of the obligations vested in the Fiscal and Paying Agent pursuant to this Agreement.

Section 5.3 Successor by Merger, etc. Any corporation or association into which the Fiscal and Paying Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer its corporate trust and agency business as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which it is a party, shall be and become successor Fiscal and Paying Agent hereunder and shall be invested with all of the rights, powers, trusts, duties and obligations of the Fiscal and

Paying Agent hereunder, without the execution or filing of any instrument or any further act. The Fiscal and Paying Agent shall provide notice to the Issuer of any such conversion, merger, consolidation, sale or transfer as soon as practicable after the Fiscal and Paying Agent obtains knowledge that such event will occur or has occurred.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Notices. Notices and other communications hereunder shall (except to the extent otherwise expressly provided) be in writing or given via electronic media and shall be addressed as follows, or to such other addresses as the parties hereto shall specify from time to time.

If to the Issuer:	Bank of Smithtown
100 Motor Parkway Hauppauge, New York 11788
Attention: Anita M. Florek, Executive Vice President, Chief Financial Officer and Treasurer
Telephone: (631) 360-9311
Facsimile: (631) 360-9399

If to the Fiscal	Wilmington Trust Company
and Paying Agent:	Rodney Square North
1100 North Market Street
Wilmington, Delaware 19890-0001
Attention: Corporate Trust Administration
Telephone: (302) 651-1000
Facsimile: (302) 636-4145

All notices shall be deemed given when received.

Section 6.2 Parties. Except for rights arising under Sections 2.10, 3.4(a), 4.2 and 6.6, this Agreement is solely for the benefit of the parties hereto and their successors and assigns and nothing herein, express or implied, shall give to any other person including, without limitation, any beneficial owner of Subordinated Notes, any benefits or any legal or equitable right, remedy or claim under this Agreement.

Section 6.3 Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

Section 6.4 Severability. In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 6.5 Effect of Headings. The article and section headings herein are for convenience of reference only and shall not affect the construction hereof.

Section 6.6 Amendments; Waivers; Notices of Acceleration After Events of Default; Compliance Certificate.

(a) The Issuer, when authorized by the resolutions of its Board of Directors, and the Fiscal and Paying Agent from time to time and at any time, may enter into an agreement supplemental to this Agreement for one or more of the following purposes:

(i) to evidence the succession of another entity to the Issuer, or successive successions, and the assumptions by the successor entity of the covenants, agreements and obligations of the Issuer;

(ii) to add to the covenants of the Issuer such further covenants, restrictions or conditions for the protection of the holders of the Subordinated Notes as the Issuer’s Board of Directors shall consider to be for the protection of such holders;

(iii) to cure any ambiguity or to correct or supplement any provision contained in this Agreement or in any supplemental agreement that may be defective or inconsistent with any other provision contained in this Agreement or in any supplemental agreement, or to make such other provisions in regard to matters or questions arising under this Agreement that shall not adversely affect the interests of the holders of the Subordinated Notes; or

(iv) to evidence and provide for the acceptance of appointment hereunder by a successor fiscal and paying agent with respect to the Subordinated Notes or to add to or change any of the provisions of this Agreement; provided, however, that such action shall not adversely affect the interests of the holders of the Subordinated Notes.

The Fiscal and Paying Agent hereby is authorized to join with the Issuer in the execution of any such supplemental agreement, to make any further appropriate agreements and stipulations that may be contained in such supplemental agreement and to accept the conveyance, transfer and assignment of any property under such supplemental agreement, but the Fiscal and Paying Agent shall not be obligated to, but may in its discretion, enter into any such supplemental agreement that affects its own rights, duties or immunities under this Agreement or otherwise.

Any supplemental agreement authorized by the provisions of this Section 6.6(a) may be executed by the Issuer and the Fiscal and Paying Agent without the consent of the holders of any of the Subordinated Notes at the time outstanding notwithstanding the provisions of Section 6.6(b). Any such supplemental agreement shall be accompanied by an opinion of counsel and Officers’ Certificate to the Fiscal and Paying Agent that such supplemental agreement is authorized by the terms of this Agreement and that all conditions precedent have been satisfied.

(b) With the consent of the holders of not less than 67% in aggregate principal amount (excluding any Notes held by the Issuer or any of its affiliates) of the Subordinated Notes at the time outstanding, the Issuer, when authorized by the resolutions of its Board of Directors, and the Fiscal and Paying Agent from time to time and at any time, may enter into an agreement or agreements supplemental to this Agreement to add any provisions to or change in any manner any of the provisions of this Agreement or to modify in any manner the rights of the holders; provided, however, that without the consent of the holder of each Subordinated Note affected thereby no such supplemental agreement shall: (i) change the maturity of the principal of or any premium or any installment of interest on, any Subordinated Note, or reduce the principal amount of any Subordinated Note or any premium or interest on any Subordinated Note, or reduce the amount of principal payable upon acceleration of the maturity of any Subordinated Note, or change any place of payment where, or the coin or currency in which, any Subordinated Note or any premium or interest on any Subordinated Note is payable, or impair the right to institute suit for the enforcement of any such payment on or after its maturity, or make any change in the subordination provisions of the Subordinated Notes that adversely affects the rights of any holder of the Subordinated Notes; (ii) reduce the percentage in principal amount of Subordinated Notes the consent of whose holders is required for any such supplemental agreement or the consent of whose holders is required for any waiver of compliance with certain provisions of this Agreement or certain defaults under this Agreement and their consequences provided for in this Agreement; or (iii) modify the provisions of Section 6.6(f) providing for the rescinding and annulment of a declaration accelerating the maturity of the Subordinated Notes, or any of the provisions of this Section 6.6(b) or 6.6(e), except to increase any such percentage or to provide that certain other provisions of this Agreement cannot be modified or waived.

Upon request of the Issuer, accompanied by a copy of the resolutions of its Board of Directors certified by its Secretary or Assistant Secretary authorizing the execution of any such supplemental agreement, and upon the filing with the Fiscal and Paying Agent of evidence of the consent of the holders of the Subordinated Notes as aforesaid, the Fiscal and Paying Agent shall join with the Issuer in the execution of such supplemental agreement unless such supplemental agreement affects the Fiscal and Paying Agent’s own rights, duties or immunities under this Agreement or otherwise, in which case the Fiscal and Paying Agent may in its discretion, but shall not be obliged to, enter into such supplemental agreement.

It shall not be necessary for the consent of the holders of the Subordinated Notes under this Section 6.6(b) to approve the particular form of any proposed supplemental agreement, but it shall be sufficient if such consent shall approve the substance thereof.

Any supplemental agreement entered into pursuant to this Section 6.6(b) shall be accompanied by an opinion of counsel and Officers’ Certificate to the Fiscal and Paying Agent that such supplemental agreement is authorized by the terms of this Agreement and that all conditions precedent have been satisfied.

(c) Notwithstanding any provision of this Section 6.6 to the contrary, the Issuer and the Fiscal and Paying Agent shall not enter into any agreement or agreements supplemental hereto to change the date of maturity or the terms of subordination of any Subordinated Note unless the FDIC and the Superintendent consent to such agreement or agreements. The Issuer shall give a copy of any such consent to the Fiscal and Paying Agent promptly upon receipt thereof.

(d) Upon the execution of any supplemental agreement under this Section 6.6, this Agreement shall be modified in accordance therewith, and such supplemental agreement shall form a part of this Agreement for all purposes; and each holder of Subordinated Notes theretofore or thereafter authenticated and delivered hereunder shall be bound thereby. The Issuer shall transmit by mail to each holder of Subordinated Notes affected thereby a notice setting forth the general terms of any supplemental agreement executed under this Section 6.6.

(e) The Issuer will promptly notify, and will provide copies of such notice to, the Fiscal and Paying Agent of the occurrence of any Event of Default (as defined in the Subordinated Notes). The Fiscal and Paying Agent, promptly after the receipt of such written notice of Event of Default from the Issuer, or written notice of Event of Default from any other source, shall mail to all holders of the Subordinated Notes, at their address shown on the Security Register, such written notice of Event of Default, unless such Event of Default shall have been cured or waived before the giving of such notice. Prior to any declaration accelerating the date on which the principal of the Subordinated Notes is due and payable, the holders of 67% in aggregate principal amount (excluding any Notes held by the Issuer or any of its affiliates) of the Subordinated Notes at the time outstanding on behalf of all holders of the Subordinated Notes may waive any past Event of Default and its consequences. Upon any such waiver, the Issuer, the Fiscal and Paying Agent and the holders shall be restored to their former positions and rights under this Agreement and the Subordinated Notes; but no such waiver shall extend to any subsequent or other Event of Default or impair any right consequent thereon. Whenever any Event of Default shall have been waived as permitted by this Section 6.6(e), such Event of Default, for all purposes of the Subordinated Notes and this Agreement, shall be deemed to have been cured and to be not continuing.

(f) At any time after such a declaration of acceleration, and before any judgment or decree for the payment of the money due shall have been obtained or entered, the holders of 67% in aggregate principal amount (excluding any Notes held by the Issuer or any of its affiliates) of the Subordinated Notes then outstanding, by written notice to the Issuer and to the Fiscal and Paying Agent, may waive all past Events of Default and rescind and annul such declaration and its consequences, if:

(i) the Issuer shall pay to the Fiscal and Paying Agent a sum sufficient to pay:

(A) all matured installments of interest on all the Subordinated Notes and the principal of and any premium on any and all Subordinated Notes that shall have become due otherwise than by acceleration (with interest on overdue installments of interest (to the extent that payment of such interest is enforceable under applicable law) and on such principal and premium at the rate borne by the Subordinated Notes, to the date of such payment or deposit); and

(B) all sums paid or advanced by the Fiscal and Paying Agent hereunder and the reasonable compensation, expenses, disbursements and advances of the Fiscal and Paying Agent, its agents and counsel; and

(ii) any and all Events of Default with respect to the Subordinated Notes shall have been cured or waived.

No such waiver or rescission and annulment shall extend or shall affect any subsequent Event of Default or shall impair any right consequent thereon.

Section 6.7 Further Issues. The Issuer may, without the consent of the holders of the Subordinated Notes, create and issue additional notes having the same terms and conditions of the Subordinated Notes (except for the issue date and issue price) pursuant to an agreement supplemental to this Agreement so that such further notes shall be consolidated and form a single series with the Subordinated Notes. Any such issuance shall be made pursuant to another offering document and will either be registered or issued pursuant to an exemption from registration under the Securities Act of 1933, as amended, or similar laws or regulations issued by the applicable banking agency.

Section 6.8 Actions Due on Saturdays, Sundays and Holidays. If any date on which a payment, notice or other action required by this Agreement falls on other than a Business Day, then that action or payment need not be taken or made on such date, but may be taken or made on the next succeeding Business Day on which the Fiscal and Paying Agent is open for business with the same force and effect as if made on such date.

Section 6.9 Agreement to Pay Attorneys’ Fees and Other Expenses. If the Issuer shall default under any of the provisions of this Agreement and the Fiscal and Paying Agent shall employ attorneys or incur other expenses for the enforcement or performance or observance of any such obligation or agreement, the Issuer agrees that it will, on demand therefor, pay to the Fiscal and Paying Agent the reasonable fees and expenses of such attorneys and such other reasonable expenses incurred by the Fiscal and Paying Agent. Notwithstanding anything herein to the contrary, the Fiscal and Paying Agent will not have any affirmative duty to seek any enforcement or remedies on behalf of the holders of the Subordinated Notes upon any occurrence of an Event of Default and has no trust or agency relationship with any of the holders of the Subordinated Notes.

Section 6.10 Survival. The Fiscal and Paying Agent’s rights to compensation, reimbursement and indemnification shall survive the termination of this Agreement, including any termination pursuant to any federal or state bankruptcy law, to the extent enforceable under applicable law.

Section 6.11 No Implied Waivers. The right of any party under any provision of this Agreement shall not be affected by its prior failure to require the performance by any other party under such provision or any other provision of this Agreement, nor shall the waiver by any party of a breach of any provision hereof constitute a waiver of any succeeding breach of the same or any other provision or constitute a waiver of the provision itself or any other provision.

Section 6.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but both or all of which, when taken together, shall constitute but one instrument, and shall become effective when copies hereof, which, when taken together, bear the signatures of each of the parties hereto, shall be delivered to each of the parties hereto.

Section 6.13 Term. This Agreement shall remain in full force and effect until the earlier to occur of (a) such time as the principal of and interest on all the Subordinated Notes shall have been paid, and (b) the effective date of the resignation or removal of the Fiscal and Paying Agent.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first set forth above.

Bank of Smithtown

By:
	Name:	Bradley E. Rock
	Title:	Chairman, President and Chief Executive Officer

Wilmington Trust Company,
as Fiscal and Paying Agent

By:
	Name:	Geoffrey J. Lewis
	Title:	Senior Financial Services Officer